FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. RECEIVES NOTICE FROM NASDAQ DUE TO LATE FILING OF THIRD QUARTER FISCAL 2006 FORM 10-Q

SECAUCUS, NJ, December 15, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) announced today that, as anticipated, it received a Nasdaq Staff Determination letter dated December 12, 2006 from the Nasdaq Stock Market. The letter states that because the Company has not filed its Quarterly Report on Form 10-Q for the third quarter ended October 28, 2006, with the Securities and Exchange Commission, Nasdaq has an additional basis for delisting the Company's securities from The Nasdaq Global Select Stock Market. In accordance with Marketplace Rule 4804(c), the Company will respond to the Nasdaq Listing Qualifications Panel (the “Panel”) regarding this additional deficiency. The letter states that the Panel will consider this matter in rendering its determination about the Company’s continued listing.

The Company anticipated receipt of this notice since, as previously announced, it received an initial Staff Determination letter indicating that the Company was not in compliance with the filing requirements for continued listing due to the Company's inability to file its Quarterly Report on Form 10-Q for the second quarter ended July 29, 2006. The Company appealed the initial Staff Determination at a hearing before the Panel on October 26, 2006. The panel has not yet rendered a decision. Pending a decision by the Panel, the Company's common stock will remain listed on The Nasdaq Global Select Stock Market. However, there can be no assurance that the Panel will grant the Company's request for continued listing.

As previously announced an investigation into the Company’s stock option practices is being conducted by outside counsel and is under the supervision of a Special Committee of the Board of Directors. The Board is committed to completing the investigation and resolving these issues as quickly and diligently as possible.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of November 25, 2006, the Company owned and operated 865 The Children’s Place stores and 333 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Heather Anthony, Senior Director, Investor Relations, (201) 558-2865

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